Exhibit 10.40

Certain information has been excluded from this exhibit because (i) it is not material and (ii) would be competitively harmful if publicly disclosed.

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (“Agreement”), effective as of the 28th day of November, 2018 (the “Effective Date”) is made by and between The University of Texas M. D. Anderson Cancer Center, (“MD Anderson”), a member institution of The University of Texas System (“System”), with a place of business at 1515 Holcombe Blvd., Houston, Texas, 77030, and Cell Source, a corporation with a place of business at 57 West 57th Street, Suite 400, New York, NY 10019. (“Sponsor”).   MD Anderson and Sponsor hereinafter may be referred to each as a “Party” and collectively as the “Parties.”

RECITALS

A.  MD Anderson and Sponsor are interested in pursuing research in the area of stem cells.

B.  Sponsor desires to collaborate with MD Anderson and is willing to sponsor MD Anderson’s research study entitled “Tolerance Induction by Veto Cells” (“Study”), as described in Exhibit A, attached hereto.

C.  Sponsor and MD Anderson are entering into this Agreement to set forth the rights and obligations of the Parties with respect to the Study.

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, MD Anderson and Sponsor agree as follows:

1. TERM

This Agreement shall be effective as of the Effective Date, and shall continue in effect for a period of three (3) years following the Effective Date (“Term”) unless such Term is extended by mutual written agreement of the Parties, or the Agreement is earlier terminated in accordance with Section 11 of this Agreement.

2. STUDY CONDUCT

2.1  MD Anderson will use its own facilities and its reasonable best efforts to conduct the Study under the direction of Dr. Yair Reisner, or his/her successor as mutually agreed to by the Parties (the “Principal Investigator”) in accordance with Exhibit A and applicable laws and regulations.  In the event of any conflict between Exhibit A and this Agreement, this Agreement shall control.  Unless expressly set forth herein, MD Anderson shall provide all necessary personnel, equipment, supplies, facilities and resources to perform the Study, and shall be fully responsible for the activities of any MD Anderson personnel to whom Study activities are delegated.

2.2  Sponsor understands and acknowledges that MD Anderson’s primary mission is the development and dissemination of scientific knowledge, and that MD Anderson makes no representations, warranties, or guarantees with respect to any specific results of the Study.

2.3  Sponsor understands and acknowledges that MD Anderson may be involved in similar research through other researchers on behalf of itself and others. Nothing in this Agreement will limit or prohibit MD Anderson or any of its personnel, including the Principal Investigator, from conducting any research or for performing research for or with any entity or person, including any other outside sponsors.  Sponsor acknowledges that this provision is intended to preserve the academic freedom and integrity of MD Anderson and its faculty and to ensure that MD Anderson and its faculty are not regarded as captive researchers for Sponsor. Despite the above, it is agreed that if the Principal Investigator conducts any research or if any other research is conducted at MD Anderson that breaches this agreement inasmuch as such research uses confidential materials or information as defined below as “Confidential Information” in Paragraph 6.1 of this agreement that is provided by Sponsor and that is associated with the Study outside of the Study without Sponsor’s written permission, Sponsor shall then be entitled to all the rights it has under this agreement with respect to the results of such research.

2.4  . MD Anderson will provide a written report every [   ] months to the Sponsor in terms of progress in the Research being conducted. Furthermore, MD Anderson will provide a current annual advance work plan [   ] for each annual period which must be approved in advanced in writing by the Sponsor. In the event that MD Anderson wishes to propose curtailing or modifying an existing research stream between update periods, any change of this kind must be pre-approved in writing by the Sponsor.

3. STUDY BUDGET

3.1  Sponsor agrees to pay MD Anderson an amount equal to its expenditures and reasonable overhead in conducting the Study in the amount of US$1,507,352.33 (“Budget”). The schedule and procedure of payments under the Budget shall be made as set forth in Exhibit B, attached hereto.  In the event of any conflict between Exhibit B and this Agreement, this Agreement shall control.

4. DATA

4.1  MD Anderson shall own all data and results generated in the conduct of the Study (“Data”), and shall have the right to use such Data for any purpose, and to publish such Data as set forth in Section 5 hereunder.

4.2  MD Anderson shall provide Data to Sponsor in the form of Study reports as described in section 2.4 above.  Sponsor shall have the right to use Data for its own purposes, provided that Sponsor shall maintain such Data in confidence until the earlier of: (a) publication or public disclosure of such Data by MD Anderson and/or Principal Investigator; or (b) twelve (12) months following the completion of the Study; or (c) under non-disclosure agreements with business associates or regulatory bodies as needed.

5. PUBLICATION AND PUBLICITY

5.1  MD Anderson and Principal Investigator shall have the right to publish or present Data in scientific journals and/or at scientific meetings at MD Anderson’s and/or the Principal Investigator’s sole discretion, and to submit Data to a public data registry.  MD Anderson and Principal Investigator shall provide Sponsor with a copy of a proposed publication or presentation for review and comment sixty (60) days prior to publication by the publishing source or at least forty (40) days prior to presentation at a scientific meeting or conference.  MD Anderson and Principal Investigator shall have the final authority to determine the scope and content of any presentation and/or publication of Data. At Sponsor’s request, MD Anderson will delay the publication or presentation for up to sixty (60) additional days in order to allow Sponsor to protect its proprietary interests.

5.2  Except for MD Anderson’s right to publish the Data as set forth in Section 5.1 and subject to applicable law and regulations, neither Party will reference the other party’s name or disclose the results (including interim findings) of the Study in a press release or any written statement except as agreed in advance by both parties. In the event that the Sponsor wishes to issue a press release sharing findings and/or status of the Study, a draft press release will be circulated to MD Anderson for approval or editorial comments and MD Anderson will respond promptly. In any permitted statements, the Parties shall describe the scope and nature of their participation accurately and appropriately.

6. CONFIDENTIAL INFORMATION

6.1  In conjunction with the Study, the Parties may wish to disclose certain of their respective confidential and/or proprietary information (“Confidential Information”) to each other. Each Party will use Confidential Information of the other Party solely for the purpose of conducting the Study, and shall use reasonable efforts to prevent the disclosure of such other Party's Confidential Information to third parties during the Term and for a period of three (3) years after expiration or termination of this Agreement, provided that the receiving Party's obligation of confidentiality and nonuse hereunder shall not apply to information that: (a)  is already in the receiving Party's possession at the time of disclosure; (b)  is or later becomes part of the public domain through no fault of the receiving Party; (c)  is received from a third party having no obligations of confidentiality or nonuse to the disclosing Party; (d)  independently developed by the receiving Party; (e)  is required by law or regulation to be disclosed;  (f) is published in accordance with Section 5 of this Agreement; (g) is necessary to disclose in order to file a patent application or enforce a patent related to this Agreement; or (h) is communicated to MD Anderson's scientific and/or institutional review committees.

6.2  In the event that information is required to be disclosed pursuant to Section 6.1(e), the Party required to make disclosure shall notify the other Party to allow the other Party to assert whatever exclusions or exemptions may be available to such Party under applicable law or regulation.

6.3  In the event that Sponsor shall come into contact with any “Protected Health Information” (as such term is defined under HIPAA) of MD Anderson or any information which could be used to identify any of MD Anderson’s patients or research subjects, Sponsor shall maintain any such Protected Health Information or other information confidential in accordance with laws and regulations as applicable to MD Anderson, including without limitation HIPAA, and shall not use or disclose any such Protected Health Information or other information in any manner that would constitute a violation of any applicable law or regulation if such use or disclosure was made by MD Anderson.

7. INTELLECTUAL PROPERTY

7.1  Sponsor and MD Anderson understand and agree that the performance of the Study may require use of information and/or materials that may be protected by patents or other proprietary rights owned by or licensed to either Party (“Background Intellectual Property”).    Nothing in this Agreement will be deemed or construed to convey or transfer to either Party any rights or license with respect to the Background Intellectual Property of the other Party except insofar as contemplated by this Agreement.

7.2  Title to any inventions or discoveries arising from the performance of the Study (“Inventions”) and conceived and reduced to practice solely by MD Anderson employees shall be owned by MD Anderson and shall be disclosed in writing to Sponsor.  Title to any Inventions conceived and reduced to practice jointly by MD Anderson and Sponsor shall be owned jointly by MD Anderson and Sponsor.   [   ].

8. INDEMNIFICATION

8.1  Sponsor agrees to indemnify, hold harmless, and subject to the statutory duties of the Texas State Attorney General defend MD Anderson, System, their Regents, officers, agents and employees (“MD Anderson Indemnitees”) from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of Sponsor’s rights and obligations under this Agreement, including but not limited to Sponsor’s use of Data; provided, however, that Sponsor shall not be obligated to hold harmless any MD Anderson Indemnitee from claims arising out of the negligence or willful malfeasance of any MD Anderson Indemnitee.

8.2  To the extent authorized by the constitution and laws of the State of Texas, MD Anderson agrees to indemnify and hold harmless Sponsor, its officers, agents and employees (“Sponsor Indemnitees”) from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of MD Anderson’s negligence in conducting the Study, provided, however, that MD Anderson shall not be obligated to hold harmless any Sponsor Indemnitee from claims arising out of the negligence or willful malfeasance of any Sponsor Indemnitee.

8.3  Both Parties agree that upon receipt of a notice of claim or action arising out of the Study, the Party receiving such notice will notify the other Party promptly.

9. INDEPENDENT CONTRACTOR

For the purposes of this Agreement and the Study, the Parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other Party. Neither Party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be expressly provided for herein or authorized in writing.

10. TERMINATION

10.1  This Agreement may be terminated: (a) immediately by the written agreement of both Parties; (b) by the Sponsor at the end of each twelve month period following the commencement of the Study, with sixty (60) days' notice to MD Anderson; (c) by MD Anderson for health, safety or regulatory reasons or if Sponsor breaches this Agreement and fails to cure such breach within fifteen (15) business days of notice of such breach by MD Anderson; or (d) immediately by either Party if at any time Principal Investigator becomes unable to conduct the Study, and the Parties cannot agree upon a mutually acceptable successor to the Principal Investigator.

10.2  In the event that either Party shall be in default of its material obligations under this Agreement and shall fail to remedy such default within thirty (30) days after receipt of written notice thereof, this Agreement shall terminate upon expiration of the thirty (30) day period.

10.3  Termination or cancellation of this Agreement shall not affect the rights and obligations of the Parties accrued prior to termination. Upon termination: (a) Sponsor shall pay MD Anderson for all reasonable expenses incurred or committed to be expended as of the effective termination date, including salaries for appointees for the remainder of the current quarter, for the proportion of their appointment allocated to the Sponsor  as applicable; and (b) each Party shall return to the other Party or destroy any Confidential Information of such other Party remaining in the Party’s possession, provided that such Party may retain one (1) copy of such Confidential Information for purposes of compliance with this Agreement and with applicable laws and regulations.

10.4  Any provisions of this Agreement which by their nature extend beyond expiration or termination of the Agreement shall survive such termination.

11. MISCELLANEOUS PROVISIONS

11.1  This Agreement may not be assigned by either Party without the prior written consent of the other Party.

11.2  This Agreement constitutes the entire and only agreement between the Parties relating to the Study, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the Parties.

11.3  Principal Investigator and Sponsor may be parties to a consulting agreement or other outside agreement to which MD Anderson is not a party. Sponsor acknowledges and agrees that MD Anderson has no involvement with or responsibility for these consulting or outside agreements.

11.4  Any notice required by this Agreement shall be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of MD Anderson to:

The University of Texas
M. D. Anderson Cancer Center
1515 Holcombe Blvd., Unit 1436
Office of Research Administration
Attn: Executive Director, Research Administration
Houston, TX 77030

With a copy to:

The University of Texas System
M. D. Anderson Cancer Center
1515 Holcombe Blvd., 1674
Legal Services
ATTN: Chief Legal Officer
Houston, TX 77030

or in the case of Sponsor to:

Cell Source, Inc.
57 West 57th Street, Suite 400
New York, NY 10019
     ATTN: ITAMAR SHIMRAT, Chief Executive Officer)
     FAX: 1 646 416-8006
     PHONE: 1 646 416-7896

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

11.5  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

11.6  MD Anderson is an agency of the State of Texas and under the Constitution and laws of the State of Texas possesses certain rights and privileges and only such authority as is granted to it under the Constitution and laws of the State of Texas. Notwithstanding any provision hereof, nothing herein is intended to be, nor will it be construed to be, a waiver of the sovereign immunity of the State of Texas or a prospective waiver or restriction of any of the rights, remedies, claims, and privileges of the State of Texas. Moreover, notwithstanding the generality or specificity of any provision hereof, the provisions of this agreement as they pertain to MD Anderson are enforceable only to the extent authorized by the Constitution and laws of the State of Texas.

11.7  Neither MD Anderson nor Sponsor will be required to perform any act or to refrain from any act or be bound to any act that would violate any state or federal law applicable to it.  In this regard, this Agreement is subject to, and MD Anderson and Sponsor agree to comply with, all applicable local, state, federal, national and international laws, statutes, rules and regulations.  Any provision of any law, statute, rule or regulation that invalidates any provision of this Agreement, that is inconsistent with any provision of this Agreement, or that would cause one or any of the Parties hereto to be in violation of law will be deemed to have superseded the terms of this Agreement.  MD Anderson and Sponsor, however, will use all reasonable efforts to accommodate the terms and intent of this Agreement to the greatest extent possible consistent with the requirements of the law and negotiate in good faith toward amendment of this Agreement in such respect.  If the Parties cannot reach agreement on an appropriate amendment, then this Agreement may be immediately terminated by either Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

SPONSOR	THE UNIVERSITY OF TEXAS
M. D. ANDERSON CANCER CENTER

By	By
Name: Itamar Shimrat	Name: Jaime Farias
Title: Chief Executive Officer	Title: Assistant Director of Sponsored Programs

READ AND UNDERSTOOD BY:

Dr. Yair Reisner
Principal Investigator

Brackets ([   ]) indicate that certain information has been excluded from this exhibit because (i) it is not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A

[     ]

Brackets ([   ]) indicate that certain information has been excluded from this exhibit because (i) it is not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT B

STUDY BUDGET

Funding Agency: Cell Source
Principal Investigator: Yari Reisner
Title:
Project Dates: TBD
Protocol(s): N/A
Total Patients: N/A
[   ]
*

Total Costs	Year 1	Year 2	Year 3	Grand Total

	$499,673.60	$499,703.81	$507,974.92	$1,507,352.33

PAYMENT PLAN (Effective 01/01/2019)

	YEAR 01	YEAR 02	YEAR 03

Quarterly payments*	$124,918.40	$124,925.95	$126,993.73
Total	$499,673.60	$499,703.81	$507,974.92

* Payments to be made quarterly by first of each quarter

Brackets ( [   ] ) indicate that information has been excluded from this exhibit because (i) it is not material and (ii) would be competitively harmful if publicly disclosed.